Exhibit 10.6

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made effective as of April 16, 2020 (the “Effective Date”), by and between CinCor Pharma, Inc., a Delaware corporation (“CinCor”), and CinRx Pharma, LLC, an Ohio limited liability CinCor (“CinRx”).

WHEREAS, CinCor and CinRx entered into that certain Management Agreement, dated as of June 1, 2019 (the “Management Agreement”), under which CinRx provided certain management services to CinCor; and

WHEREAS, CinCor and CinRx now desire to amend and restate the Management Agreement to provide for CinRx to provide certain services to CinCor on a Task Order basis.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

1.    TERMINATION AND RESTATEMENT. The rights and obligations of the parties under the Management Agreement shall be amended and restated as set forth hereunder from and after the Effective Date and the provisions of the Management Agreement shall terminate and be of no further force and effect as of the Effective Date.

2.     PERFORMANCE OF SERVICES. The specific services to be provided for each project under this Agreement shall be separately specified in writing on terms and in a form mutually acceptable to the parties (each such writing, a “Task Order”), a form of which is attached hereto as Exhibit A. Each Task Order shall be signed by an authorized representative of each party and shall include detailed information concerning a given project, including a description of the specific services to be provided (the “Services”), project milestones and target completion dates (“Project Schedule”), a detailed budget and a schedule of payments related to the Project Schedule and the budget (“Payment Schedule”). When applicable, each Task Order shall contain a Transfer of Obligations list (“Transfer of Obligations”) in conjunction with the relevant Task Order and consistent with the regulations set forth in 21 C.F.R. Section 312, Subpart D. Any responsibilities not specifically transferred to CinRx in the Transfer of Obligations shall remain the regulatory responsibility of CinCor. Each Task Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Task Order. To the extent any terms or provisions of a Task Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent such Task Order specifically states the parties’ intent that such Task Order control with respect to a particular matter. The parties shall attach a copy of each Task Order to this Agreement, and each such Task Order shall be incorporated herein by reference.

3.     CINCOR’S APPROVAL OF SUBCONTRACTORS. CinRx may engage subcontractors and services providers for any of the Services under a Task Order without CinCor’s prior written consent, provided that (a) CinRx will notify CinCor of CinRx’s engagement of any such subcontractors or services providers as soon as reasonably practicable and in any event no later than 30 days after such engagement and (b) CinRx will secure the prior written approval of CinCor for any subcontracting to a CRO managing a clinical trial or prior to delegating regulatory responsibility to a third party. CinRx shall at all times be responsible for the compliance of its permitted subcontractors with the terms and conditions of this Agreement and the applicable Task Order.

4.    PROJECT SCHEDULE. CinRx shall use commercially reasonable efforts to comply with the Project Schedule. If at any time CinRx anticipates a delay in meeting the timelines for a given Task Order as set forth in its Project Schedule, either due to changes to the Services requested by CinCor, or other causes, then CinRx shall promptly notify the CinCor, specifying the reason for the delay and the anticipated effect upon the timelines, milestones or other deliverables. CinRx may provide such notification during routine status updates or conference calls.

5.     CHANGE ORDERS. Any change in the details of a Task Order or the assumptions upon which the Task Order is based may require changes in the Payment Schedule, Project Schedule or budget. Every such change shall require a written amendment to the Task Order (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matter. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party but neither party is obligated to execute a Change Order. No Change Order shall become effective unless and until it is signed by both parties.

6.     OUT OF SCOPE SERVICES. In the event that the parties mutually agree in writing that CinRx should perform out-of-scope work prior to the execution of a Change Order in accordance with Section 5, CinCor agrees to compensate CinRx for the provision of such additional Services according to the terms of this Agreement. CinRx and CinCor will work in good faith to execute a Change Order including such additional Services.

7.     MATERIALS. CinCor agrees to provide at no cost to CinRx the applicable materials necessary for performance of the Services as specified in the applicable Task Order (collectively, “Materials”), in amounts sufficient for the conduct of the Services. All such Materials will remain the sole property of CinCor, will be used only in furtherance of the Services in accordance with this Agreement and Task Orders, will not be used or delivered to or for the benefit of any third party without the prior written consent of CinCor, and will be used in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

8.    INSPECTIONS AND AUDITS.

8.1     Regulatory Inspections. If any regulatory authority conducts, or gives notice to CinRx of its intent to conduct, an inspection at CinRx’s facilities where any Services are being performed or to take any other regulatory action with respect to any Services, CinRx will use commercially reasonable efforts to notify CinCor prior to complying with such a demand or request. CinRx shall promptly provide CinCor with a copy of the results from any regulatory inspection.

8.2     Visits by CinCor. Representatives of CinCor may visit and/or meet with CinRx or CinRx’s subcontractors at reasonable times and with reasonable frequency during normal business hours to observe the progress of the Services, perform routine audits and/or functional evaluations, and review records relating to the Services. CinRx shall assist CinCor in scheduling such visits at mutually agreeable times at no extra charge.

8.3     Record-Keeping. CinRx shall maintain records of documents, information, data and materials used or generated in performance of the Services in a professional manner so as to permit CinCor to review such records without disclosing to CinCor any third party confidential or proprietary information. Designated representatives of CinCor shall, upon reasonable notice to CinRx, have access to and shall be permitted to review all such records during the term of this Agreement and during the applicable retention period specified below. Upon CinCor’s request, CinRx will provide to CinCor an inventory of records and record types pertaining to the Services, and upon request, a copy of any or all such records.

8.4     Retention of Records. CinRx may retain in its possession copies of any and all data, documents or information related to the performance of this Agreement solely as required for regulatory, legal or insurance purposes. Except as expressly set forth in any Task Order, CinRx shall maintain all records relating to the Services under any Task Order until the later of: (a) the fifth (5th) anniversary of completion of such Services; and (b) expiration of the minimum retention period required by applicable laws, rules and regulations.

9.    PAYMENT.

9.1     Estimated Budget; Accounting. Except to the extent a Task Order provides for CinRx to perform Services on a fixed-fee basis, each Task Order shall contain an estimated budget for the performance of the Task Order, as well as additional terms and conditions relating to such estimated budget, and CinRx will provide to CinCor, at intervals stated in each Task Order, an accounting of costs incurred and accrued to date for Services under the applicable project for such Task Order.

9.2     Pass-through Expenses. CinCor agrees to reimburse CinRx for reasonable pass- through costs incurred or paid to providers by CinRx in providing the Services in accordance with the relevant Task Order (“Pass-through Costs”). Pass-through Costs may include, but are not limited to, project-specific printing, shipping, copying and binding costs, telecommunication and data costs, travel costs, including subsistence and accommodation costs in compliance with the CinRx travel policy, literature search and article retrieval costs, translation costs, Ethics Committee and regulatory body fees, pharmacy fees, laboratories, third party payments for investigator meetings, drug depots, payments to investigators and institutions, or other payments to providers. All expenses billed to CinCor by CinRx must be accompanied by appropriate documentary evidence, such as receipts or other reasonable documentation. The parties acknowledge and agree that any providers paid with Pass-through Costs in connection with the performance of the Services under this Agreement or any Task Order shall not be considered the agent, employee or subcontractor of CinRx.

9.3     Invoices; Payment. Unless otherwise agreed by the parties in writing, CinRx shall provide to CinCor for each Task Order one or more separate invoices (to be delivered at intervals specified in such Task Order), such invoice summarizing the Services performed during that period of time under that Task Order and the Pass-through Costs therefor. CinCor shall pay each invoice within 30 days of receipt thereof. If a Task Order provides for a fixed fee or a budget, CinCor shall not be obligated to pay any amounts in excess of such fixed fee or budget that have not been approved in writing by CinCor in advance.

9.4     Records Audit. Except to the extent a Task Order provides for CinRx to perform Services on a fixed-fee basis, CinCor and/or an independent accounting firm appointed by CinCor, at CinCor’s sole expense, shall have the right to audit CinRx’s financial records relating to a Task Order during the time such Task Order is ongoing under this Agreement and for three (3) years thereafter; provided, that any such audit(s) shall be conducted upon reasonable advance notice to CinRx and during CinRx’s normal business hours.

10.    OWNERSHIP OF INTELLECTUAL PROPERTY.

10.1    Definitions. For the purpose of this Agreement, “Work Product” shall mean any and all results (including the Results) and products (interim and/or final) of the Services performed by CinRx, its affiliates or its or their employees, consultants, agents or subcontractors, whether tangible or intangible, including, without limitation, each and every invention, discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including, without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, generated, perfected, designed, conceived or first reduced to practice by any employee, agent, consultant of subcontractor of CinRx, either solely or jointly with others, in the course and as a result of performing the Services; but excluding CinRx IP. For the purpose of this Agreement, “Intellectual Property” shall mean ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, materials, methodologies, modifications, innovations, improvements, writings, works of authorship, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

10.2     Background IP. CinCor shall retain and have full ownership rights in all Intellectual Property owned or controlled by CinCor prior to the Effective Date or made or acquired by CinCor independently of this Agreement (“CinCor Background IP”). CinRx shall retain and have full ownership rights in all Intellectual Property owned or controlled by CinRx prior to the Effective Date or made or acquired by CinRx independently of this Agreement (“CinRx Background IP”).

10.3    Ownership of Project Technology. Except as expressly set forth in Section 10.4, CinCor shall own all right, title and interest in and to the Work Product discovered, made, conceived of or reduced to practice by or on behalf of CinRx in the course of performance under this Agreement, whether or not patentable or copyrightable, including all patent, trade secret rights and other intellectual property rights therein (collectively, “Project Technology”). CinRx will disclose to CinCor in writing any such Project Technology promptly after its conception, development or reduction to practice. CinRx hereby assigns and transfers to CinCor all of its right, title and interest in and to the Project Technology and agrees to take, and to cause its employees, agents, consultants and independent contractors to take, all further acts reasonably required to evidence such assignment and transfer to CinCor, at CinCor’s reasonable expense. CinRx represents and warrants to CinCor that each employee, agent, consultant and independent contractor of CinRx is obligated to assign all of his/her/its right, title and interest in and to Project Technology to CinRx. CinCor may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Project Technology. Upon the request of CinCor, and at CinCor’s reasonable expense, CinRx will assist CinCor in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable CinCor to file and prosecute such patent applications in any country

10.4    Ownership of CinRx Improvements. CinRx shall own all right, title and interest in and to all improvements to the CinRx Background IP discovered, made, conceived of or reduced to practice by or on behalf of CinRx in the course of performance under this Agreement, whether or not patentable or copyrightable, including all patent, trade secret rights and other intellectual property rights therein that do not incorporate, rely on or specifically relate to the CinCor Background IP, Work Product or Confidential Information (collectively, “CinRx Improvements” and together with the CinRx Background IP, the “CinRx IP”).

10.5    License Grant to CinCor. In order to provide CinCor with freedom-to-operate with respect to the Project Technology, CinRx hereby grants to CinCor a limited worldwide, royalty-free, non-exclusive license, including the right to sublicense through multiple tiers of sublicense, to use CinRx IP solely if and to the extent necessary for the development, manufacture, use, sale, offer for sale and import of the Project Technology or any product derived from the Project Technology.

10.6    No Implied License. Neither CinCor nor CinRx transfers to the other by operation of this Agreement any patent right, copyright right, trademark right or other proprietary right of any party, except as expressly set forth in this Agreement.

10.7     Results. All data generated by CinRx or its employees, agents, consultants, CinCor-approved subcontractors or other representatives in the course of conducting the Services, whether in written, graphic or electronic form or contained in any computer database or in any computer readable form (collectively, the “Results”), will be owned solely by CinCor. CinRx shall record, or cause to be recorded, all Results in a timely, accurate and complete manner. All Results collected shall be delivered to CinCor by CinRx in a timely manner throughout the performance of each Task Order. CinCor shall have the right to review, publish, disclose and use any Results as CinCor, in its sole discretion, deems appropriate, including, without limitation, in submission to any regulatory authority. Any copyrightable work created in connection with the performance of the Services and contained in or relating to the Results will be considered a work made for hire, whether published or unpublished, and all rights therein will be the property of CinCor as author and owner of copyright in such work

11.    CONFIDENTIALITY.

11.1    Generally. During the term of this Agreement and for a period of ten (10) years thereafter, CinRx will maintain all Confidential Information (as defined below) as confidential and will not disclose any Confidential Information or use any Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as permitted by Section 11.3, or (c) to its employees, agents, consultants, CinCor-approved subcontractors and other representatives who require access to such information to accomplish the purposes of this Agreement so long as such persons are under obligations regarding the confidentiality of the Confidential Information and the ownership of Work Product that are consistent with and no less protective to CinCor than the terms of this Agreement. CinRx may use the Confidential Information only to the extent required to accomplish the purposes of this Agreement. CinRx will use at least the same standard of care as it uses to protect its own confidential information to ensure that its employees, agents, consultants, CinCor-approved subcontractors and other representatives do not disclose or make any unauthorized use of the Confidential Information. CinRx will promptly notify CinCor upon discovery of any unauthorized use or disclosure of the Confidential Information.

11.2    Definition. For purpose of this Agreement, “Confidential Information” means all information provided by or on behalf of CinCor to CinRx in connection with this Agreement or the Management Agreement and all data, inventions and information developed in or as a result of the activities undertaken by CinRx in connection with its performance under this Agreement or the Management Agreement (including, without limitation, Work Product and Intellectual Property), whether in oral, written, graphic or electronic form. Notwithstanding the foregoing, Confidential Information will not include any information which CinRx can demonstrate by competent written evidence: (a) is or becomes publicly known other than as a result of any breach of this Agreement by CinRx; (b) is disclosed to CinRx on a non-confidential basis by a third party who rightfully possesses the information and is not under an obligation of confidentiality with respect thereto; or (c) was known to CinRx prior to its first receipt from the CinCor (whether such first receipt occurred before or during the term of this Agreement), except in the case of Work Product and Intellectual Property, which shall not be subject to the exception in this clause (c).

11.3    Authorized Disclosure. Notwithstanding the provisions of Section 11.1, CinRx may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction or is otherwise required by law or regulation, provided that CinRx shall (to the extent permitted by such valid order, law or regulation) reasonable prior written notice to CinCor of such required disclosure and, at CinCor’s request and expense, shall cooperate with CinCor’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, or to obtain other confidential treatment of such Confidential Information.

11.4    Third Party and Unrelated Confidential Information. CinRx shall not disclose to CinCor any confidential or proprietary information that (i) belongs to any third party or (ii) is unrelated to CinCor or CinRx’s performance under this Agreement.

11.5     Remedies. The CinRx acknowledges and agrees that the CinCor would be irreparably damaged by reason of any violation of the provisions of Section 11.1, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the CinCor shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against the CinRx for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the CinCor’s exclusive remedy for any breach of Section 11.1, and the CinCor shall be entitled to seek any other relief or remedy that the CinCor may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the CinCor shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against the CinRx relating to any such breach.

12.    REPRESENTATIONS AND WARRANTIES.

12.1    Mutual Representations and Warranties. Each party represents and warrants that (a) it has full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, and (c) this Agreement is binding upon it.

12.2    CinRx Representations and Warranties. CinRx represents and warrants that: (a) the terms of this Agreement are not inconsistent with its other contractual arrangements; (b) CinRx is not constrained by any existing agreement in providing complete disclosures to CinCor concerning obligations to be performed under this Agreement; (c) CinRx will render the Services in accordance with high professional standards and in compliance with the terms of this Agreement, the terms of the Task Orders, and all applicable federal, state and local statutes, rules and regulations, including, if applicable, current good laboratory practices and/or current good clinical practices; and (d) the personnel assigned to perform Services rendered under this Agreement shall be qualified and professionally capable of performing the Services.

12.3    No Debarment. CinRx hereby certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §306, or any analogous provisions under applicable laws or regulations. In the event that CinRx: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the term of this Agreement, CinRx agrees to notify CinCor immediately. In the event that CinRx becomes debarred as set forth in clause (a) above, this Agreement will automatically terminate without any further action or notice by either party. In the event that CinRx receives notice of action or threat of action as set forth in clause (b) above, CinCor will have the right to terminate this Agreement immediately.

12.4    No Services of Debarred Persons. CinRx hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership, institution or association which has been debarred under 21 U.S.C. §30, or any analogous provisions under applicable laws or regulations. In the event CinRx becomes aware of the debarment or threatened debarment of any individual, corporation, partnership, institution or association providing services to CinRx, which directly or indirectly relate to CinRx’s activities under this Agreement, CinRx will notify CinCor immediately. CinCor will have the right to terminate this Agreement immediately upon receipt of such notice.

12.5    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.6    Limitation of Liability. EXCEPT FOR BREACH OF SECTION 11.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; provided, however, that this shall not be deemed to limit either party’s indemnification obligations under Section 13.

13.    INDEMNIFICATION.

13.1    Indemnification by CinRx. CinRx hereby agrees to defend, indemnify and hold harmless CinCor and its officers, directors, employees, consultants, contractors and agents (collectively, “CinCor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any such CinCor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of the material breach by CinRx of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct by CinRx or any of its officers, directors, employees, consultants or agents; except, in each case, to the extent such Losses result from the material breach by CinCor of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any CinCor Indemnitee.

13.2    Indemnification by CinCor. CinCor hereby agrees to defend, indemnify and hold harmless CinRx and its officers, directors, employees, consultants, contractors and agents (collectively, “CinRx Indemnitees”) from and against any and all Losses to which any such CinRx Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of the material breach by CinCor of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct by CinCor or any of its officers, directors, employees, consultants or agents; except, in each case, to the extent such Losses result from the material breach by CinRx of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any CinRx Indemnitee.

13.3    Indemnification Procedures. Each party’s agreement to indemnify, defend and hold the other party and its indemnitees harmless is conditioned upon the person seeking to be defended, indemnified or held harmless (“Indemnitee”): (a) providing written notice to the party from which it is seeking to be defended, indemnified or held harmless (“Indemnifying Party”) of any claim, demand or action arising out of the indemnified activities within 30 days after the Indemnitee has knowledge of such claim, demand or action (except that any delay in providing notice will only relieve the Indemnifying Party of its obligations to the extent of any actual prejudice it suffers as a result of the delay); (b) permitting the Indemnifying Party to assume full responsibility and authority to investigate, prepare for and defend against any such claim or demand; (c) assisting the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the Indemnifying Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

14.     INDEPENDENT CONTRACTOR. For all purposes of this Agreement, CinRx and each of its officers, directors, managers, employees and agents shall, acting in such capacity, be an independent contractor and not an employee or agent of CinCor nor shall anything herein be construed as making CinCor a partner or co-venturer with CinRx or any of its affiliates or their respective officers, directors, managers, employees or agents. CinRx shall not have authority to bind, obligate or represent CinCor in any manner.

15.    TERM AND TERMINATION.

15.1    Term. The initial term of this Agreement shall commence on the Effective Date and, unless sooner terminated, shall continue in effect for a period of two years. This Agreement shall renew automatically for additional terms lasting one year each unless either party has provided the other party with written notice of termination no less than 90 days prior to the expiration of the initial term or renewal term, as the case may be. CinCor may terminate this Agreement or any Task Order for any reason or no reason upon 90 days’ written notice to CinRx. Provided that all Services to be performed pursuant to all Task Orders under this Agreement have been completed (or terminated in accordance with this Section 15), CinRx may terminate this Agreement on 90 days’ written notice to CinCor.

15.2    Termination for Material Breach. A party may terminate this Agreement or any Task Order for the material breach of this Agreement or such Task Order upon 30 days’ written notice specifying the nature of the breach, if such breach has not been cured within such 30-day period. If such notice of breach is for breach of a Task Order, such notice shall note the specific Task Order under which such breach is claimed.

15.3    Effect of Termination. Upon termination of this Agreement, no party shall have any further liability or obligation to the other, except to the extent that such liability was incurred prior to such termination. CinCor shall pay to CinRx all sums owing to CinRx for Services completed up to the effective termination date of such Task Order(s) and all non-cancelable obligations reasonably incurred before the effective date of termination pursuant to such Task Order(s) within 30 days after the effective date of termination. Subject to the preceding sentence, CinRx shall refund to CinCor any prepaid amounts not earned by CinRx prior to the date of such termination.

15.4    Survival. Sections 7, 8.3, 8.4, 9.4, 10, 11, 12.5, 12.6, 13, 14, 15.3, 15.4, and 16 shall survive any expiration or termination of this Agreement.

16.    GENERAL.

16.1    Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) sent by recognized overnight courier, or (c) sent by certified mail, return receipt requested, postage prepaid.

If to the CinCor, to:	CinCor Pharma, Inc.
5375 CinRx Way
Cincinnati, OH 45227
Attention:

If to the CinRx, to:	CinRx Pharma, LLC
5375 CinRx Way
Cincinnati, OH 45227
Attention:

All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by certified mail, on the fifth business day following the day such mailing is made.

16.2     Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

16.3     Captions; Section References. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

16.4    Number and Gender. Unless the context otherwise requires, when used herein, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

16.5    Severability. If any provision of this Agreement, or the application thereof to any person or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

16.6    Assignment. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that CinCor may assign this Agreement without CinRx’s consent in connection with the transfer or sale of all or substantially all of the business of CinCor to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section 16.6 shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and its permitted assigns.

16.7    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

16.8    Applicable Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

16.9    Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts shall, for all purposes, constitute one agreement, binding upon the parties hereto, notwithstanding that all parties are not signatory to the same counterpart. A facsimile, PDF or electronic signature (including via DocuSign) shall be deemed an original.

16.10    Construction. The parties acknowledge that they have each participated in the preparation of this Agreement and that this Agreement shall be construed without regard to the identity of the party who drafted its various provisions and any rule of construction that a document is to be construed against the drafting party shall not apply.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the Effective Date.

CINCOR PHARMA, INC.

By:	/s/ Jon Isaacsohn, M.D.
Name:	Jon Isaacsohn, M.D.
Title:	CEO

CINRX PHARMA, LLC

By:	/s/ Jon Isaacsohn, M.D.
Name:	Jon Isaacsohn, M.D.
Title:	CEO

SIGNATURE PAGE

EXHIBIT A

TASK ORDER NO.

1.	SCOPE OF PROJECT/SERVICES TO BE PERFORMED BY CINRX

2.	[APPLICABLE CINCOR PRODUCT]

3.	TIMELINE(S)

4.	[MATERIALS]

5.	[PLAN/PROCEDURE]

6.	[STUDY PROTOCOL TITLE AND NUMBER]

7.	LOCATION(S) OF WORK

8.	ESTIMATED BUDGET

Service	Estimated Cost*

*	The above cost estimates represent the upper cap amount. CinCor will be invoiced only for actual hours incurred in the performance of project tasks.

[In addition to the compensation specified above, CinCor will pay reasonable out-of- pocket expenses incurred by CinRx on behalf of CinCor, up to a maximum of $        . To this end, CinRx shall provide CinCor with a request for expense reimbursement with all appropriate expense reimbursement receipts and other documentation. All expense reimbursement requests must be for expenses incurred in the furtherance of or in connection with the performance of services hereunder.]

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9.	PAYMENT SCHEDULE:

Payments will be made according to the following schedule:

Service	Payment Date

Payments will be made to:

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AGREED TO AND ACCEPTED BY:

CINCOR PHARMA, INC.:	CINRX PHARMA, LLC:

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

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